Exhibit 99


                                                              Joint News Release
                                                    For Release December 8, 2005
                                                                   9:00 a.m. EST



Contact:
First Community Corporation
Michael C. Crapps, President & Chief Executive Officer, (803) 951- 2265

DeKalb Bankshares, Inc.
William C. Bochette III, Chairman & Chief Executive Officer, (803) 432-7575


             First Community Corporation and DeKalb Bankshares, Inc.
                             Announce Merger Plans

Lexington, S.C. and Camden, S.C., December 8, 2005 - First Community Corporation (Nasdaq Small Cap: FCCO) has signed a letter of intent to acquire DeKalb Bankshares, Inc.

The merger between the Lexington-based parent of First Community Bank and the Camden, S.C.-based parent of The Bank of Camden, valued at $9.9 million and anticipated to close by the end of the second quarter of 2006, will create a 12-office banking company with more than $500 million in assets across the South Carolina Midlands. The total consideration to be paid by First Community to DeKalb Bankshares shareholders would be approximately $15.50 per share, 75% in First Community Corporation common stock and 25% in cash, based on the recent prices of First Community Corporation common stock.

Upon completion of the merger, First Community Bank will have full-service banking offices, in addition to Camden, in Lexington, Forest Acres, Irmo, Cayce-West Columbia, Gilbert, Chapin, Northeast Columbia, Newberry (2), Prosperity, and Red Bank.

"The style of banking of our two institutions is so similar that a merger was a natural fit," said First Community President and CEO Michael C. "Mike" Crapps. "The commitment of both companies to our customers, our shareholders, our employees, and our communities is strong and will continue as we unite our resources to create the premier community bank of the Midlands. We are excited at the prospect of uniting our companies and we believe the customers of both banks will benefit from the convenience of this expanded branch and ATM network combined with access to a full array of banking products and services," Crapps added.

 William C. "Bill" Bochette III, Chairman and CEO of DeKalb Bankshares, commented that "the transaction will provide our customers with the added convenience of multiple locations in the Midlands without sacrificing the personal service our customers expect Our shareholders will also benefit from owning stock in a South Carolina company that is actively traded and pays a dividend as well as from receiving a nice return on their investment. I look

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forward to working  with the First  Community  Bank team for the  benefit of our shareholders, customers, and employees, and the Camden community."

Mr. Bochette, Chairman and Chief Executive Officer of DeKalb Bancshares, will become Senior Vice President of First Community Bank and will serve on the Bank's Executive Committee as well as having responsibility for its Camden operations.

This acquisition is subject to completion of due diligence and the negotiation and approval of a final definitive agreement by the Board of Directors of both companies, approval by the shareholders of DeKalb Bankshares, Inc., regulatory approval, and other customary conditions in bank mergers.


FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between First Community and DeKalb Bankshares, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: First Community and DeKalb Bankshares may not successfully complete due diligence and execute a definitive merger agreement; the businesses of First Community and DeKalb Bankshares may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the merger may not be obtained on the proposed terms and schedule; shareholders may not approve the merger; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in First Community's Annual Report on Form 10-KSB, DeKalb Bankshares' Annual Report on Form 10-KSB, and documents subsequently filed by First Community and DeKalb Bankshares with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. Neither First Community nor DeKalb Bankshares assume any obligation to update any forward-looking statement.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

First Community and DeKalb Bankshares will be filing relevant documents concerning the transaction with the Securities and Exchange Commission, including a registration statement on Form S-4 which will include a proxy statement/prospectus. Shareholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about First Community and DeKalb Bankshares, at the Securities and Exchange Commission's internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to First Community Corporation, 5455 Sunset Blvd., Lexington, South Carolina 29072, Attention:
Michael C. Crapps, or DeKalb Bankshares, Inc., 631 West DeKalb Street, Camden, South Carolina 29020, Attention: William C. Bochette III.

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

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The directors and executive  officers of First  Community and DeKalb  Bankshares and other  persons  may be  deemed to be  participants  in the  solicitation  of
proxies  in  respect  of  the  proposed  merger.   Information  regarding  First
Community's directors and executive officers is available in its Form 10-KSB filed with the SEC on March 25, 2005. Information regarding DeKalb Bankshares' directors and executive officers is available in its Form 10-KSB filed with the SEC on March 31, 2005. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by
security   holdings   or   otherwise,   will   be   contained   in   the   proxy
statement/prospectus and other relevant materials to be filed with the SEC when they become available.




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